SEPARATION AND MUTUAL RELEASE

                                David E. Weiss


It is acknowledged that on January 28, 2000 you, David E. Weiss (hereafter "you" or "your" as the case may be) recommended to the Board of Directors (the
"Board") of Storage Technology Corporation (the "Company") that the Board ask you to resign from your positions as Chairman of the Board, President and Chief Executive Officer of the Company (the "Positions") and that the Board at that time accepted your proposal and agreed that you would be asked to submit your resignation from the Positions at such time as the Board should have identified and appointed your successor or successors, or such other date as the Board and you should deem appropriate. The Board further agreed that your separation from the Company would be in accord with the provisions of Section 5 (a) of your Employment Agreement with the Company which was entered into on May 19, 2000 (the "Employment Agreement").

This Separation and Mutual Release (the "Release") will confirm the agreement between you and the Company concerning the termination of your employment with the Company. This Release will supersede all discussions and/or oral or written understandings between you and the Company which relate in any way to the subject matter of this Release. Except as specifically set forth in this Release, this Release supersedes the terms and conditions of your Employment Agreement.

1. Termination Date. It has been agreed that you will resign from the Positions, at the request of the Board, effective on midnight July 10, 2000 (the "Resignation Date") and that you will resign from your employment with the Company in on September 30, 2000 (the "Termination Date"). Your resignation from the Positions and your termination from the Company shall be confirmed in a letter dated as of the date hereof in form and content substantially similar to that contained in Exhibit A, attached hereto. During the period between your Resignation Date and your Termination Date (the "Employment Period"), you will report directly to the Company's Lead Independent Director and will assist the Board and/or the Company in such ways as the Lead Independent Director may direct, including assisting your successor in transitioning into the Positions. During the Employment Period, you will continue to receive your current base salary and participate in such health and dental benefits and retirement programs as are generally available to United States employees of the Company, provided that you understand that you will not be entitled to receive executive benefits or participate in the MBO Program during the Employment Period.

2. Severance Payment. Pursuant to the terms of Section 5 (a) of the Employment Agreement, contingent upon your signing this Release and the expiration of the seven day revocation period described below, the Company will pay to you, within 30 days of the Resignation Date, a separation payment equal to the amounts set forth in Section 5(a) of the Employment Agreement, which amount will be equal to (i) two times your current annual base salary (2 X $750,000.00 = $1,5000,000.00), plus (ii) two times your current target 2000
   MBO bonus which is currently equal to ninety-five percent (95%) of your base salary (2 X .95 X $750,000.00 = $1,425,000.00) for a total payment of
   $2,925,000.00, less required withholding. Payment of the amounts provided in this Section 2 of the Release is acknowledged by you as full satisfaction of all of the Company's obligations under Section 5(a) of the Employment Agreement.

3. Other Benefits. Pursuant to the terms of Section 5 (e) of the Employment Agreement, for a period of twenty-four months from the Termination Date, you shall continue to receive at the Company's expense (i) long-term disability insurance benefits as in effect at the Termination Date or such comparable benefits as the Company may, in its discretion, determine to be sufficient to satisfy its obligations to you regarding long-term disability coverage; (ii) life insurance coverage in the amount of $5,000,000.00; and (iii) an annual allowance for financial, tax and estate planning services in amount up to one percent of your annual salary, or $7,500.00, per year, which allowance shall be paid against invoices submitted within thirty (30) days of the receipt thereof. Per Section 5 (e) of the Employment Agreement, there will be a reduction of life and disability insurance coverage if coverage becomes available from subsequent employer within twenty-four (24) months of the Termination Date.

4. Medical  Insurance  Coverage.  Pursuant  to the  original  terms set forth in
   Section 5 (d) of the Employment Agreement, you were, to receive a lump sum payment to represent the estimated cost for you to extend coverage for a twenty-four month period under the COBRA continuation laws the medical coverage for you and your dependents in effect on the Termination Date. It has now been agreed that the provisions of this Section 4 of this Release, including in particular the terms and conditions set forth in this Section 4 and Exhibit B, attached hereto, will supersede and replace in its entirety
   Section 5 (d) of the Employment Agreement. Further, it is agreed that in consideration of the enhanced medical benefits that you will receive as described in Exhibit B, you hereby waive all rights to receive the lump sum COBRA payment benefits under Section 5 (d) of the Employment Agreement. Additionally, it is understood that the benefits to be provided in Exhibit B will remain subject to the terms, conditions and limitations of the Company's then applicable United States medical insurance benefits policies and programs, as they may be in effect from time-to-time. Therefore, it is understood that the medical benefits set forth in this Section 4 of this Release, Exhibit B, and the applicable medical insurance benefits policies and programs, as they may be in effect from time to time, will constitute the Company's entire agreement regarding the provision of post-termination medical benefits to you and your spouse, Linda Weiss.

5. Stock Options.

   5.1. Pursuant the provisions of Section 5(c) of the Employment Agreement, all of your unvested stock options granted to you under the Company's stock option plans on or after May 19, 1999, were to become fully vested and exercisable upon the Termination Date and any stock options granted to you on or after May 19, 1999 and the stock options granted to you by the Company prior to May 19, 1999 and specified in Schedule 1 to the Employment Agreement were to remain exercisable for a period of twelve (12) months following the Termination Date. You and the Company have agreed the provisions of
         Section 5 (c) of the Employment Agreement will be modified and that the provisions of this Section 5 of this Release, including in particular the accelerated vesting and extensions of time to exercise stock options and termination of restrictions on restricted stock set forth herein, will supersede and replace in their entirety
         Section 5 (c) of the Employment Agreement.


   5.2. In that regard, it is now agreed that on the Termination Date the following events shall occur: (A) with respect to stock options granted to you under the Company's 1995 Equity Participation Plan
         (i) all such options which are unvested on the Termination Date will immediately vest and become exercisable by you will remain exercisable by you for a period of twelve (12) months from the Termination Date, and (ii) all such options that were already vested as of the Termination Date will remain exercisable by you for the remaining term of the respective option agreements; and (B) with respect to stock options granted to you under the Company's 1987 Equity Participation Plan, (i) all such options which are unvested on the Termination Date will immediately vest and become exercisable by you, and (ii) all options granted under the 1987 plan, including those with accelerated vesting and those which were already vested as of the Termination Date, will remain exercisable for a period of ninety (90) days from the Termination Date, in accordance with the provisions of that plan and the respective stock option agreements entered into thereunder; and (C) with respect to options granted to you under the Company's 1981 Equity Participation Plan, all options granted under that plan have already vested as of the Termination Date and will remain exercisable by you for a period of ninety (90) days from the Termination Date, in accordance with the provisions of that plan and the respective stock option agreement entered into with you thereunder. Attached as Exhibit C is a list of all
                                               ----------
         options granted to you under each of these plans, indicating those options as to which vesting has been accelerated or time to exercise has been extended beyond ninety (90) days from the Termination Date under this Section 5.

6. Restricted Stock. Pursuant the provisions of Section 5 (c) of the Employment Agreement, the Company's right to repurchase any shares of restricted stock purchased by you under any of the Company's stock option plans on or after May 19, 1999 were to terminate and all such shares were to become fully vested. Addtitionally, the Company has agreed that on the Termination Date, the Company=s right of repurchase of any of your previously granted restricted stock, including restricted stock granted under the Company's 1987 Equity Participation Plan and the Company's 1995 Equity Participation Plan, will be void and the Company's right and option to repurchase said restricted shares will terminate. All the shares of restricted stock previously granted to you under the Company's plans are listed on Exhibit D.

7. Non-Compete Provisions. Pursuant to Section 8 (b) of the Employment Agreement, the non-compete provisions set forth in the Employment Agreement shall remain in full force and effect for a period of two years from the Termination Date. For the purposes of the clause in Section 8 (b) restricting you from accepting employment with or serving as a consultant or advisor or director to any employer that is in competition with the Company or acting against the interests of the Company, those companies deemed to be in competition with the Company are: Advanced Digital Information Corporation, ATL/Quantum, Compaq Computers, Exabyte, EMC, Hewlett-Packard, IBM, ManagedStorage International, Sun Microsystems and Storage Networks, Inc. Provided however, you may at any time request prior permission from the Company, in writing, to accept employment with any of these designated competitor companies. If the product areas or business units with which you seek to affiliate do not compete with StorageTek, and StorageTek at its sole discretion determines that such employment would not be adverse to the interest of StorageTek, the Company may then approve such employment, such approval only to be effective when and if communicated in writing to you. Any products or services offered or announced by the Company, including business which the Company has announced its intent to enter as of the Termination Date, will be deemed competing products, services and activities under the first sentence of Section 8 (b).

8. Non-Solicitation Provisions. Per the terms of Section 8 (c) of the Employment Agreement, the non-solicitation provisions set forth in the Employment Agreement shall remain in full force and effect for a period of two years from the Termination Date. In that regard, you re-confirm that during the two-year period commencing with the Termination Date, you will not, directly, or indirectly, solicit, or encourage any then-current Company employees to apply for employment with any person or entity (a) with which you are (or intend to be) employed, (b) by whom you or an entity in which you are employed or have a financial interest is engaged as a consultant, recruited, independent contractor or otherwise, or (c) in which you further covenant and agree that you will not provide to any other person or entity the names of any person who is then employed by the Company.

9. Release of StorageTek by You. In exchange for the consideration set forth in this Release and in the Employment Agreement and such other good and valuable consideration as you may receive, you hereby irrevocably and unconditionally release and discharge the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "Releasees") jointly and individually, from any and all claims, known or unknown, which you, your heirs, successors or assigns have or may have against releasees and any and all liability which Releasees may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before the effective date of this Release under any of the Company's benefit plans; (2) any claims for indemnification for acts which have occurred or may occur in your capacity as an officer or employee of the Company; or (3) any claims which may arise after the execution of this Release. This release specifically excepts any claim you may wish to make for unemployment compensation, and the Company agrees not to contest any claim made for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. You further agree that you will not file or permit to be filed on your behalf any such claim, will not permit yourself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of yourself or others, unless you are under a court order to do so.

10.Release  of  You  by   StorageTek.   The  Company  hereby   irrevocably   and
   unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "Your Releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against Your Releasees and any and all liability which Your Releasees may have to them, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising in connection with your employment with the Company prior to the Termination Date under any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on your gross negligence or dishonesty in the performance of duties as an employee of the Company, or any other acts or omissions which would constitute Cause under Section 6 of the Employment Agreement, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby.

11.Nondisclosure. It is understood that this Release must be disclosed as required by the Securities Act of 1933 and will therefore become an exhibit to a future filed Form 10-Q or Form 10-K and may require further disclosure in the Company's annual Proxy Statement, as the regulations may require. However it is agreed that the circumstances of execution of this Release will not be discussed with any person, other than your attorneys, accountants, immediate family members, prospective employers, or authorized Company personnel. As to matters related to an anticipated announcement via news releases, internal electronic postings and other communications regarding termination from the Company, the Company will work with you to insure that suitable communications are drafted such that announcements are reasonably acceptable to you.

12.Directors and Officers Insurance Coverage. The Company agrees that you shall continue receive the same coverage under the Company's Directors and Officers Insurance ("D&O") policy as is now in effect and as may be in effect from time-to-time hereafter and that the amount of such coverage shall be no less than that afforded to any director or executive officer of the Company, past or present, under the Company's current D&O policy or under any commercially reasonable successor D&O policy or professional liability coverage as the Company may from time-to-time hereafter acquire.

You agree that by signing this Release, you are giving up the right to sue for age discrimination, and that under this Release you shall receive consideration to which you are not otherwise entitled, and would not receive but for your release of rights under the ADEA. You understand that you have up to twenty-one
(21) days after delivery of this Release to consider whether to sign this Release. You further understand that, after you have signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the you sign this Release. You further understand that you will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, you may revoke this Release, without reason and in your sole judgment, but you may do so only by delivering a written statement of revocation to the Company to the attention of the General Counsel. If the Company does not receive a written statement of revocation from you by the end of the revocation period, then this Release will become legally enforceable and you may not thereafter revoke this Release.

You agree that this Release shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.

ACKNOWLEDGMENT:

Your signature below acknowledges that you have read this document fully, that you understand and agree to its contents, that you understand that this is a legally binding document, and that you have been advised to consult a lawyer of your choosing before signing this Release, and that your have had the opportunity to do so, that you did in fact consult with a lawyer and that you have been advised and represented by a lawyer of your choosing before signing this release.

                                   /s/ Dave E. Weiss
--------------------------        -----------------------------------
Date                                    DAVE E. WEISS



This Release presented to Dave Weiss on July ___,  2000

On Behalf of Storage Technology Corporation:

/s/ Robert E. Lee
-----------------------------------
(Signature)

ROBERT E. LEE

Chairman, Human Resources & Compensation Committee
Of the Board of Directors

                                  EXHIBIT A



TO THE BOARD OF DIRECTORS
STORAGE TECHNOLOGY CORPORATION
One StorageTek Drive
Louisville, Colorado 80028



                          RE: Letter of Resignation


      I, the undersigned, David E. Weiss, hereby resign:

      (i) effective as of midnight July 10, 2000, as Chairman of the Board, Director and President and Chief Executive Officer of Storage Technology Corporation (the "Company");

      (ii) effective as of midnight July 10, 2000, as a director and/or officer or partner of each subsidiary, Affiliate (as that term is defined in the rules under the Securities Act of 1933, as amended) of the Company, and any joint venture, limited liability company, general partnership and limited partnership, directly or indirectly owned, in whole or in part or controlled, by the Company; and

      (iii) effective as of September 30, 2000, as an employee of the Company.


IN WITNESS WHEREOF, I the undersigned have set my hand as of July __, 2000.


/s/ David E. Weiss
--------------------------
David E. Weiss

6900 Pawnee Way
Niwot, Colorado 80503

F:\SEC Rptg\2000\Q2\WeissExB.rtf

Confidential                     Page 1                         08/11/00



                                  EXHIBIT B


                           Retiree Medical Benefits

Type of Coverage. After termination of your employment, the Company will provide to you and to your spouse, Linda Weiss, continued medical insurance coverage under the medical insurance programs generally provided by the Company to its current United States employees and the supplemental medical expense reimbursement ("MERP") described in this Exhibit B (collectively, the "Medical Insurance Benefits"). These Medical Insurance Benefits will be subject to the Release, including Section 4 thereof, this Exhibit B, and the terms, conditions and limitations of the Company's then applicable United States medical insurance benefits policies and programs. Type of coverage will be based on the plan or coverage options chosen by you from the selection in effect from time to time under the medical insurance program then made available by the Company to its United States employees or reasonably comparable coverage then made available by the Company for retirees .

Cost. The premium payable by you for Medical Insurance Benefits for each calendar year will be the COBRA equivalent coverage rates that you would have paid were you an elective COBRA participant at the time such coverage was applied for. Such payments will be due and payable monthly, or at your election, annually, provided such annual payment is both consistent with the plan parameters then in effect and can be reasonably and easily implemented by the Company, to the Company at such times and in such amounts as shall be consistent with the processes and practices of the Company and the Company's coverage provider. The COBRA equivalent payment will be adjusted annually in accordance with (i) the Company's policies and practices then in effect, (ii) the cover provider's applicable fee schedules, and (iii) the elected coverage applicable to you and Linda Weiss at the time, provided that the monthly premium payable by you shall not exceed the amount that would at the time of the adjustment have been charged to any other United States employee of the Company under similar circumstances with similar coverage selections. The Company's Board of Directors or a Committee of the Board may also change the premium payable by you for Medical Insurance Benefits, at its discretion, provided that the premium payable by you shall not exceed the amount that would at the time of the change have been charged to any other United States employee of the Company under similar circumstances with similar coverage selections. The Company will pay the entire cost of the Medical Insurance Benefits in excess of the premium payable by you.

Duration. Medical Insurance Benefits will be provided to you for your lifetime, and to your spouse, Linda Weiss, for her lifetime, provided that spousal coverage for Linda Weiss shall terminate in the event of a divorce and provided further that coverage for you and your spouse shall terminate in the event the Company terminates its medical insurance program and/or ceases to provide medical insurance benefits to its United States employees.

Coordination of Benefits with Medicare and/or Third Party Coverage. After the earlier of: 1) you or your spouse, Linda Weiss, reach the age 65, as the case may be, or upon the individual attainment of whatever age is applicable to qualify for Medicare coverage at the time such eligibility is established and attained, 2) you become disabled, 3) you or your spouse, Linda Weiss, become eligible for employer provided group insurance and/or other retiree medical benefits or Medicare coverage, Medical Insurance Benefits must be coordinated with Medicare (or any successor or substitute government-sponsored health insurance program) or other employer provide benefits available to you or your spouse, with Company coverage being secondary or supplemental to such other insurance benefits.

Supplemental Coverage (MERP). As part of the Medical Insurance Benefits, the Company shall reimburse you for uncovered medical expenses incurred by you and your spouse, Linda Weiss, during the period retiree Medical Insurance Benefits are provided, up to a total of $5,000 per calendar year of uncovered medical expenses. This supplemental medical expense reimbursement will be subject to the terms, conditions and limitations of the Company's then applicable United States supplemental medical expense reimbursement policies and programs, as they may be in effect from time-to-time. Claims shall be submitted and will be processed and reimbursed in accordance with the Company's then current medical expense reimbursement plan. Current MERP plan guidelines are attached hereto as Exhibit B-1.

Reservation of Rights. Medical Insurance Benefits provided under the Release shall be subject to the terms, conditions and limitations of the medical insurance benefits made generally available by the Company to it United States employees and supplemental medical expense reimbursement policies and programs, as in effect from time to time during the coverage period. The Company reserves the right to change, amend or terminate its medical insurance benefit and supplemental medical expense reimbursement programs and policies, but may terminate your Medical Insurance Benefits only if and when medical insurance benefits (i) are terminated for all United States employees generally and (ii) are also terminated for other retirees participating in similar executive benefits and may amend or change your Medical Insurance Benefits to the degree that these changes or amendments generally affect all of the United States employees of The Company.

Amendment  to  Retiree  Medical  Program.  Provision  of the  Medical  Insurance
Benefits is subject to approval by the Company's Board of Directors of an amendment to the Company's current retiree medical program to change the eligibility requirements from age 55 plus 10 years of service to age 55 plus nine years of service. The Human Resources and Compensation Committee has already approved such amendment and will recommend that the Board do the same at the Board meeting scheduled to be held on July 14, 2000.

Taxes. You are responsible for payment of taxes, if any, due with respect to the Medical Insurance Benefits received from and paid for by the Company hereunder.

Lifetime Maximum Coverage. Medical Insurance Benefits provided hereunder shall not exceed the lifetime limits established for all United States employees of the Company, as they may be changed or amended from time-to-time, and as they may be in effect at such time the then current limit is attained. Said lifetime benefit limit shall be exclusive of supplemental coverage (MERP) payments, which payments will not be counted against the lifetime benefit coverage limit.

EXHIBIT C
Grant Summary Report

David Weiss - Termination date 09/30/00

Grant Date      Plan    Grant   Option  Options         Vested
                        Type    Price   Granted         Options
3/27/1991       81I     ISO     16.81   "16,000"        "16,000"
8/1/1991        87      NQ      24.5    "2,400"         "2,400"
12/17/1991      87      NQ      20.13   "2,416"         "2,416"
8/11/1992       87      NQ      13.63   "4,000"         "4,000"
12/15/1992      87      NQ      11.44   "8,640"         "8,640"
2/25/1993       87      NQ      9.38    "6,000"         "6,000"
11/16/1993      87      NQ      14.94   "10,500"        "10,500"
11/16/1993      87      NQ      14.94   "12,600"        "12,600"
11/16/1993      87      NQ-Perf 14.94   "9,100"         "9,100"
12/12/1994      87      NQ      14.56   "14,374"        "14,374"
12/12/1994      87      NQ-Perf 14.56   "12,458"        "8,305"
5/17/1995       87      NQ      11.13   "20,000"        "20,000"
12/14/1995      1995    NQ-Perf 15      "79,542"        "79,542"
12/14/1995      1995    NQ-Perf 15      "42,996"        "28,664"
5/22/1996       1995    NQ      17.19   "200,000"       "200,000"
5/22/1996       1995    NQ-Perf 17.19   "300,000"       "200,000"
12/10/1996      1995    NQ      24.25   "70,830"        "70,830"
12/10/1996      1995    NQ-Perf 24.25   "38,138"        "12,712"
2/5/1998        95-A    NQ      30.31   "80,402"        "53,601"
2/5/1998        95-A    NQ-Perf 30.31   "34,458"        0
2/5/1999        95-A    NQ      37.06   "89,840"        "29,946"
2/5/1999        95-A    NQ-Perf 37.06   "38,503"        0
7/28/1999       95-A    NQ      22.06   "105,000"       "35,000"
7/28/1999       95-A    NQ-Perf 22.06   "45,000"        0
                        Totals:         "1,243,197"     "824,630"


                Vested Options             Accelerated          Total options
                Exercisable   Options      options              Exercisable
                through      Accelerated   Exercisable through  w/ Acceleration
                12/29/2000      0                               "16,000"
                12/30/2000      0                               "2,400"
                12/30/2000      0                               "2,416"
                12/30/2000      0                               "4,000"
                12/30/2000      0                               "8,640"
                12/30/2000      0                               "6,000"
                12/30/2000      0                               "10,500"
                12/30/2000      0                               "12,600"
                12/30/2000      0                               "9,100"
                12/30/2000      0                               "14,374"
                12/30/2000      "4,153"          12/30/2000     "12,458"
                12/30/2000      0                               "20,000"
                12/13/2005      0                               "79,542"
                12/13/2005      "14,332"        9/29/2001       "42,996"
                5/21/2006       0                               "200,000"
                5/21/2006       "100,000"       9/29/2001       "300,000"
                12/9/2006       0                               "70,830"
                12/9/2006       "25,426"        9/29/2001       "38,138"
                2/4/2008        "26,801"        9/29/2001       "80,402"
                                "34,458"        9/29/2001       "34,458"
                2/4/2009        "59,894"        9/29/2001       "89,840"
                                "38,503"        9/29/2001       "38,503"
                7/27/2009       "70,000"        9/29/2001       "105,000"
                                "45,000"        09/29/2001      "45,000"
        Totals:                 "418,567"                       "1,243,197"

Exhibit D

Restricted Stock Summary Report

David Weiss - Termination date 09/30/00




Grant           Purchase        Restricted Stock        Vested
Date    Plan    Price   Granted (Shares)             Shares (1)
12/17/1991      87      0.05    "1,380"                0
12/15/1992      87      0.05    "5,040"                0
12/14/1995      95      0.05    22884                  "22,884"

                TOTALS  "29,304"                       "22,884"

          Shares to be    Restrictions
          Accelerated     Release Date
          "1,380"             9/30/2000
          "5,040"             9/30/2000
          0                   Already Released

 Totals:  "6,420"


Notes:
"1.  The 22,884 vested shares have already been released to Mr. Weiss."